Summary Translation	Exhibit 4.74

Maximum Pledge Contract

Contract No.:2011JIYINZUIQUANZHIZIDI11140176

Pledgor：Hebei Chuangjie Trading Co., Ltd

Pledgee：CITIC Shijiazhuang Branch

Signing Date：March 7, 2011

Definition of Pledge：  To ensure multiple loans Party B (Pledgee) has lent to Hebei Xuhua Trading Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB260, 000,000

Pledge Term：From March 7, 2011 to September 4, 2012

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No.2011JIYINZUIDIZIDI11140176-01). The appraised value of the Callateral is RMB 1,229,267,010.